Exhibit 23(c)

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Summit Bancorp.


We consent to the use of our report dated June 18, 1999, relating to the statement of net assets available for the benefits of the Summit Bancorp Savings Incentive Plan as of December 31, 1998 and 1997 and the related statements of changes in net assets available for the benefits for the years ended December 31, 1998 and 1997, which report appears in the December 31, 1998 Annual Report on Form 11-K of Summit Bancorp Savings Incentive Plan, incorporated by reference in the Registration Statement on Form S-8 of Summit Bancorp. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel."



/s/ KPMG LLP


Short Hills, New Jersey



May 16, 2000